EX 99-2


Selected operating data for as of and for the year ending December 31, 2002 follows:

Selected Operating Data - In Millions (except per share amount) - UNAUDITED
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      Year Ending December 31, 2002
            Operating revenues                                      $ 1,817.5
            Pretax operating income                                     210.6
            Net income                                                  114.6
            Basic earnings per share                                   $ 1.70
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Selected Balance Sheet Data - In Millions - UNAUDITED
------------------------------------------------------------------------------
      At December 31, 2002
            Total assets                                            $ 2,920.5
            Short-term borrowings                                       399.5
            Long-term debt, including current obligations             1,020.6
            Total shareholders' equity                                  866.9
            Total capitalization, including current obligations       1,887.8
            Equity as a percent of total capitalization,
              including current obligations                               46%
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The effects of the restatement on summarized financial data as of and for the year ending December 31, 2001 follows:

Selected Operating Data - In Millions
  (except per share amounts) - UNAUDITED      Year Ended December 31, 2001
-------------------------------------------------------------------------------
                                        As Reported     Adjustment  As Restated
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      Operating revenues                 $ 2,170.0       $ (12.5)   $ 2,157.5
      Pretax operating income                139.6         (14.1)       125.5
      Net income                              63.6         (12.4)        51.2
      Basic earnings per share              $ 0.95       $ (0.18)      $ 0.77
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Selected Balance Sheet Data - In Millions -
     UNAUDITED                                     At December 31, 2001
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                                          As Reported    Adjustment As Restated
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      Total assets                         $ 2,856.8      $ (3.7)    $ 2,853.1
      Short-term borrowings                    381.7           -         381.7
      Long-term debt, including current
        obligations                          1,026.8           -       1,026.8
      Total shareholders' equity               848.6       (12.4)        836.2
      Total capitalization, including
        current obligations                  1,875.9       (12.4)      1,863.5
      Equity as a percent of total
        capitalization, including
        current obligations                      45%          0%           45%
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The Company cautions that actual results could differ materially from those contained in this filing, since the audit of the above periods has not been completed. Specifically, the reaudit of its 2000 financial statements could result in restating its results from 2000, 2001, and 2002.